Exhibit 99.3

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

INTEGRAL SYSTEMS MODIFIES

PREVIOUSLY ANNOUNCED RESULTS FOR 2005

Guidance for 2006 is also Clarified

Lanham, Md., December 14, 2005 — Integral Systems, Inc. (NASDAQ: ISYS) today issued a correction to financial results previously reported on December 12, 2005 for fiscal year 2005. Based on errors discovered in reviewing the Company’s preliminary income tax provision in connection with its year end audit, the company has made certain adjustments to its fourth quarter income tax provision. These adjustments include, among other things, an increase in the provision to reflect the partial non-deductibility of the one-time non-cash compensation expense associated with the acceleration of the Company’s non-vested stock options. As a result of these adjustments, net income (post tax) declined from the previously reported $6.8 million to $6.3 million for fiscal year 2005 in its entirety while earnings per share similarly declined from $.64 to $.60. For the fourth quarter of fiscal year 2005, net income declined from $1.7 million as previously reported to $1.2 million, while earnings per share declined from $.16 to $.11.

On a proforma basis, excluding the effect of a one-time stock option expense, the Company still had its best year ever, but the results are slightly less than previously reported. Net income for fiscal year 2005 was $7.3 million ($.69 EPS) compared to $7.5 million ($.71 EPS) as previously reported, while for the fourth quarter, net income was $2.2 million ($.20 EPS) versus $2.4 million ($.24 EPS) as previously reported.

As a result of these changes, guidance for fiscal year 2006 can be summarized as follows (000’s omitted):

	Fiscal Year 2006 Guidance	Fiscal Year 2005 As Revised	Guidance Increase As Revised	Fiscal Year 2005 Proforma*	Guidance Increase Proforma*
Revenue	$112,500	$97,725	15%	$97,725	15%
Operating Income	14,300	9,824	45%	11,009	30%
Net income	9,800	6,301	55%	7,280	35%
EPS	.92	.60	53%	.69	33%

*	Excludes one-time stock option expense

A revised press release reflecting the modified financial results for fiscal year 2005 is attached.

-more-

INTEGRAL SYSTEMS ANNOUNCES MODIFIED RESULTS

FOR 2005 AND GUIDANCE FOR 2006

Company Has Its Best Year Ever

Integral Increases Cash Dividend Payment by 25%

Lanham, Md., December 14, 2005 — Integral Systems, Inc. (NASDAQ: ISYS) today reported modified financial results for the fourth quarter of fiscal 2005. Revenues for the quarter were $27.1 million, up from $25.1 million in the fourth quarter of fiscal 2004—an increase of approximately 8% and the highest quarterly revenue total in Company history. Excluding a one time, non-cash compensation charge related to the acceleration of stock option share vesting of approximately $1.2 million, operating income decreased slightly, declining to $3.5 million for the current quarter, versus $3.6 in the fourth quarter of fiscal 2004. The acceleration of the vesting of these options enabled the Company to avoid related future non-cash compensation expense to be recorded upon adoption of SFAS 123R of approximately $4.1 million.

Net income (exclusive of the one-time charge) was down slightly at $2.2 million in the fourth quarter of fiscal 2005 compared to $2.4 million for the fourth quarter of fiscal year 2004, while earnings per share were also down during the same periods, falling from $.24 per share to $.20 per share. Including the stock option charge, operating income, net income and earnings per share were $2.3 million, $1.2 million and $.11, respectively during the fourth quarter of fiscal year 2005.

For the fiscal year ended September 30, 2005, revenues increased to $97.7 million compared to $90.3 million last year. Excluding the stock option charge, operating income rose to $11.0 million from $10.4 million, while net income for fiscal year 2005 was $7.3 million, or $0.69 per share, compared to $6.8 million, or $0.67 per share, for fiscal year 2004. Without the stock option charge, fiscal year 2005 revenue, operating income, net income and earnings per share exceeded Company annual historic records (all previously from fiscal year 2004) by 8%, 6%, 8% and 3%, respectively. Since the Company previously forecast that operating results for fiscal year 2005 would be flat when compared to results for fiscal year 2004, the Company has also exceeded its guidance by these same percentages, when excluding the one-time option charge.

Operating income, net income and earnings per share were $9.8 million, $6.3 million and $.60, respectively, when including the one-time stock option charge.

“Although our fourth quarter profits were down slightly from last year’s fourth quarter, I am pleased that we were able to post our best year ever financially, and that we were able to beat investor guidance published early last fiscal year,” commented Steven R. Chamberlain, Chairman and Chief Executive Officer. “Our Air Force business in our core command and control segment and our RT Logic subsidiary continue to post outstanding results for the Company in terms of both revenue growth and profitability. RT Logic surpassed last year’s record performance with operating income of $9.4 million on revenue of $32.5 million,” remarked Chamberlain.

Looking forward to fiscal year 2006 in its entirety, the Company is anticipating revenue, operating income, net income, and earnings per common share to increase by 15%, 30%, 35% and 33%, respectively, over fiscal year 2005 results if the one-time stock option charge is excluded from the Company’s fiscal year 2005 numbers. Without the exclusion, the Company is anticipating growth in these same financial metrics of 15%, 45%, 55% and 53%, respectively.

-more-

“Although our guidance for fiscal year 2006 is somewhat aggressive, I am reasonably confident of achieving these goals,” commented Chamberlain. “Our backlog of $243 million (inclusive of currently unexercised contract options) is at an all-time high, while our sales pipeline is also quite promising and robust. Our discontinued Antenna Division is truly winding down and the $1.0 million of fiscal 2005 losses from that entity should be eliminated in 2006. As recently announced, we closed on the purchase of Lumistar, LLC in early October, and we believe that this acquisition should be immediately accretive to fiscal 2006 operating results,” remarked Chamberlain.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $.05 per share, an increase of $.01 per share or 25% when compared to the cash dividend payment made on September 28, 2005. The dividend is scheduled to be paid on or about January 4, 2006 to all stockholders of record as of the close of business on December 19, 2005.

Mr. Chamberlain will host a conference call Wednesday, December 14, 2005 at 11:00 a.m. Eastern Time (ET). Chamberlain will discuss the earnings release and other Company business. To participate or listen to the call, dial 888-793-1753. A replay of the conference call can be heard December 14, 2005 from 12:30 p.m. ET through Friday, December 16, 2005 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21275929.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of COTS (Commercial-Off-The-Shelf) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 410 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

-more-

INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Fiscal Year September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)
Revenue	$27,079,942	$25,116,726	$97,724,835	$90,311,277

Total Cost of Revenue	19,179,013	16,360,619	68,012,039	59,784,721

Gross Margin	7,900,929	8,756,107	29,712,796	30,526,556

Operating Expenses
SG&A	3,163,941	3,298,195	13,432,287	12,657,227
Research and Development	543,297	1,023,637	2,415,147	3,690,795
Non Recurring Compensation	1,184,538	—	1,184,538	—
Product Amortization	645,403	761,381	2,581,628	3,045,524
Intangible Asset Amortization	68,750	68,750	275,000	782,029

Total Operating Expenses	5,605,929	5,151,963	19,888,600	20,175,575

Income from Operations	2,295,000	3,604,144	9,824,196	10,350,981

Interest Income	332,008	167,362	1,150,879	616,382
Gain on sale of Marketable Securities	—	24,165	49,997	45,604
Other Income (Expense)	(107,893)	(9,899)	(637,341)	(408,026)

Income Before Income Taxes	2,519,115	3,785,772	10,387,731	10,604,941

Income Taxes	1,316,702	1,363,238	4,086,811	3,843,943

Net Income	$1,202,413	$2,422,534	$6,300,920	$6,760,998

Weighted Average Number of Common Shares Outstanding During Period	10,433,071	9,944,327	10,282,420	9,895,357

Earnings Per Share (Basic)	$0.12	$0.24	$0.61	$0.68

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,733,645	10,183,583	10,533,987	10,150,348

Earnings Per Share (Diluted)	$0.11	$0.24	$0.60	$0.67

###